REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                            BLACKROCK MQE INVESTORS

                                      and

                      STATE STREET BANK AND TRUST COMPANY






                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
     1.   Terms of Appointment; Duties of the Bank . . . . . . . .   1

     2.   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . 5

     3.   Representations and Warranties of the Bank . . . . . . .   6

     4.   Representations and Warranties of the Trust  . . . . . .   6

     5.   Data Access and Proprietary Information  . . . . . . . .   7

     6.   Indemnification  . . . . . . . . . . . . . . . . . . . .   9

     7.   Standard of Care . . . . . . . . . . . . . . . . . . . .  11

     8.   Covenants of the Trust and the Bank  . . . . . . . . . .  11

     9.   Termination of Agreement . . . . . . . . . . . . . . . .  12

     10.  Assignment . . . . . . . . . . . . . . . . . . . . . . .  12

     11.  Amendment  . . . . . . . . . . . . . . . . . . . . . . .  13

     12.  Massachusetts Law to Apply . . . . . . . . . . . . . . .  13

     13.  Force Majeure  . . . . . . . . . . . . . . . . . . . . .  13

     14.  Consequential Damages  . . . . . . . . . . . . . . . . .  14

     15.  Merger of Agreement  . . . . . . . . . . . . . . . . . .  14

     16.  Disclaimer of Liability  . . . . . . . . . . . . . . . .  14



                     REGISTRAR, TRANSFER AGENCY AGREEMENT

          AGREEMENT made as of the 1st day of November, 1996, by and between BlackRock MQE Investors, a Delaware business trust, having its principal office and place of business at 345 Park Avenue, New York, New York 10154 (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

          WHEREAS, the Trust desires to appoint the Bank as its registrar, transfer agent, and dividend disbursing agent and the Bank desires to accept such appointment;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

          1.   Terms of Appointment; Duties of the Bank
               ----------------------------------------
          1.1 Subject to the terms and conditions set forth in this Agreement, the Trust hereby appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent and dividend disbursing agent for the Trust's authorized and issued units of its beneficial interest ("Units") and preferred units of its beneficial interest (the "Preferred Units").

          1.2 The Bank agrees that it will perform the following services:

               (a) In accordance with procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:

                    (i) Issue and record the appropriate number of Units and Preferred Units as authorized and hold such Units and Preferred Units in the appropriate holder of Units (a "Holder") or the holder of Preferred Units (a "Preferred Holder");

                    (ii) Effect transfers of Units and Preferred Units by the registered owners thereof upon receipt of appropriate documentation including the written consent of the Trust;

                    (iii)   Prepare and transmit payments for
                            dividends and distributions declared by
                            the Trust;

                    (iv)    Mail to the purchaser confirmation of
                            its purchase and notice of the holding
                            referred to in clause (I);

                    (v) In connection with dividends and other distributions, instruct the Custodian to wire or otherwise electronically transfer net investment income and capital gain dividends or distributions to each Holder or Preferred Holder specifying the amount thereof to be so transferred to such Holder or Preferred Holder;

                    (vi)    Prepare and file with the Internal
                            Revenue Service and with the
                            appropriate state agencies, and, if
                            required, mail to Holders and Preferred
                            Holders such returns for reporting any
                            information as to the federal income
                            tax consequences of dividends and
                            distributions paid, credited or
                            withheld as are required on the part of
                            the Trust to be so filed and mailed;

                    (vii) Prepare and mail an individual monthly statements to each Holder and Preferred Holder showing all activity in such Holder's or Preferred Holder's account for the month. Upon request, from a Holder or Preferred Holder, the Bank shall prepare and mail a year-to-date statement showing all the activity in such Holder's or Preferred Holder's account on a year-to-date basis;

                    (viii)  Mail to the Holders and Preferred
                            Holders reports and proxy material,
                            proxy cards and other material supplied
                            to it by the Trust in connection with
                            Holder or Preferred Holder meetings of
                            the Trust and receive, examine and
                            tabulate returned proxies and certify
                            the vote to the Trust, all as and to
                            the extent requested by the Trust;

                    (ix)    Promptly answer all inquiries by
                            Holders and Preferred Holders
                            pertaining to their accounts maintained
                            by the Bank hereunder; and

                    (x)     Cooperate with the Trust and the
                            Trust's independent public accountants
                            in connection with (a) the preparation
                            of reports to Holders and Preferred
                            Holders, to the Securities and Exchange
                            Commission (including all required
                            periodic and other reports), to state
                            securities commissioners, and to
                            others, (b) annual and other audits of
                            the books and records of the Trust, and
                            (c) other matters of a like nature.

          1.3 Listed herein are additional services that more fully define the services listed in Section 1.2.
               The Bank shall perform the following services:

               (a)  Account Maintenance Services:

                    *  Establishing new accounts
                    * Preparation and mailing of W-9 solicitation to new accounts without T.I.N.'s
                    *  Address changes
                    *  Processing T.I.N. changes
                    *  Processing routine and non-routine
                       transfers of ownership
                    *  Issuance of credit certificates
                    *  Posting debit and credit transactions
                    *  Providing a daily transfer journal of
                       ownership changes
                    *  Responding to written Holder of Preferred
                       Holder communications
                    * Responding to Holder and Preferred Holder telephone inquiries
                    *  Placing stop transfers
                    *  Releasing stop transfers
                    *  Replacing lost certificates
                    *  Registration of credit certificates
                    * Effect transfers of Units and/or Preferred Units by the registered owners thereof upon receipt of appropriate documentation including written consent of the Trust.

               (b)  Distribution Disbursement Services:

                    * Generate and mail distribution checks with one enclosure
                    * Generate and mail interest checks with one enclosure
                    *  Electronic transfer of funds
                    *  Replace lost distribution checks
                    *  Processing of backup withholding and
                       remittance
                    *  Preparation and filing of Federal Tax Forms
                       1099 and 1042
                    *  Preparation and filing of State Tax
                       Information as directed
                    *  Preparation of escheatment information
                       (units and distributions)

               (c)  Distribution Reinvestment Services Provided:

                    * Processing optional cash investments and acknowledging same
                    * The reinvestment of distribution proceeds for participants
                    *  Participants withdrawal or sell requests
                    * Preparation, mailing and filing of Federal Tax Form 1099B for sales

               (d)  Annual Meeting Services:

                    *  Preparation for the mailing of proxies:
                       proxy statement, annual report and business reply envelope
                    *  Providing one set of labels of banks,
                       brokers and nominees for broker search
                    *  Providing record date list
                    *  Tabulation of returned proxies
                    *  Daily reporting of tabulation results
                    *  Interface support during solicitation
                       effort
                    *  Providing one Inspector of Election at
                       annual meeting
                    *  Providing an annual meeting voted list

               (e)  Addressing and Mailing Services:

                    * Preparation for the addressing and mailing of quarterly or semi-annual reports

               (f)  Informational Services Provided:

                    *  One (1) complete statistical report
                       - holders by state
                       - holders by classification code
                       - holders by share grouping

          2.   Fees and Expenses
               -----------------
          2.1 For the performance by the Bank pursuant to this Agreement, the Trust agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under
               Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Bank.

          2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred bv the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust.

          2.3 The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and costs of material for mailing of distributions, proxies, Trust reports and other mailings to all Holder or Preferred Holder accounts shall upon the Bank's request, be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

          3.   Representations and Warranties of the Bank
               ------------------------------------------
          The Bank represents and warrants to the Trust that:

          3.1 It is a trust company duly organized and existing and in good standing under the laws of The
               Commonwealth of Massachusetts.

          3.2 It is duly registered as a transfer agent with the Securities and Exchange Commission as a transfer agent pursuant to Section 17A(c) of the Securities and Exchange Act of 1934, as amended.

          3.3 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

          3.4 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          3.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          4.   Representations and Warranties of the Trust
               -------------------------------------------
          The Trust represents and warrants to the Bank that:

          4.1 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

          4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

          4.3  All corporate proceedings required by said
               Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.4 It is a closed-end, non-diversified investment company registered under the Investment Company Act of 1940, as amended.

          4.5 It shall make all required filings under federal and state securities laws.

          5.   Data Access and Proprietary Information
               ---------------------------------------
          5.1 The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Bank as part of the Trust's ability to access certain Trust-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data.
               The Trust agrees to treat all Proprietary
               Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents:

               (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

               (b) to refrain from copying or duplicating in any way the Proprietary Information;

               (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Bank in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

               (d) to refrain from causing or allowing Proprietary Information acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

               (e) that the Trust shall have access only to those authorized transactions agreed upon by the parties; and

               (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

          Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section
          5. The obligations of this Section shall survive any earlier termination of this Agreement.

          5.2 If the Trust notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          5.3 If the transactions available to the Trust include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Units or Preferred Units or (ii) transmit Holder or Preferred Holder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

          6.   Indemnification
               ---------------
          6.1 The Bank shall not be responsible for, and the Trust shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

               (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

               (b) The Trust's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Trust hereunder.

               (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

               (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust.

               (e) The offer or sale of Units or Preferred Units in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Units or Preferred Units be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Units or Preferred Units in such state.

          6.2 The Bank shall be responsible for any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of acts attributed to the bad faith, negligence or willful misconduct of the Bank and its agents or subcontractors.

          6.3 At any time the Bank may apply to any officer of the Trust for instructions, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions, provided that such action is taken in good faith and without negligence. The Bank shall be entitled to receive, and act upon, advice of counsel (which counsel shall be selected by the Bank with reasonable care based on such counsel's professional competence and reputation or shall be counsel for the Trust) and shall be without liability for any action reasonably taken pursuant to such advice in good faith and without negligence. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, by machine readable input, telex, CRT data entry or other similar means authorized by the Trust and reasonably believed to be genuine, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

          6.4 In order that the indemnification provision, contained in this Section 6 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Bank, its agents or subcontractor (the "Covered Persons"), the Covered Persons shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option, at its election, to participate with the Covered Persons in the defense of such claim or to defend against said claim in its own name or in the name of the Covered Persons and, in the event that the Trust elects to defend against said claim in its own name or in the name of the Covered Persons, the Covered Persons shall incur no further legal or other expenses for which they shall be entitled to indemnification from the Trust. No Covered Person shall in any case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Covered Persons except with the Trust's prior written consent.

          7.   Standard of Care
               ----------------
               The Bank shall at all times act in good faith and without negligence or willful misconduct and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

          8.   Covenants of the Trust and the Bank
               -----------------------------------
          8.1 The Trust shall promptly furnish to the Bank the following:

               (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement,

               (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

          8.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

          8.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable law and otherwise as it may deem advisable. The Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, and will be surrendered promptly to the Trust on and in accordance with its request.

          8.4 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required bv law.

          8.5 In case of any requests or demands for the inspection of the Holder and/or Preferred Holder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Holder and/or Preferred Holder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Holder and/or Preferred Holder records to such person.

          9.   Termination of Agreement
               ------------------------
          9.1 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

          9.2 Should the Trust exercise its right to terminate, all reasonable out-of-pocket expenses of the Bank associated with the movement of records and material will be borne by the Trust.

          10.  Assignment
               ----------
          10.1 Except as provided in Section 10.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          10.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.3 The Bank may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston EquiServe Limited Partnership, a Massachusetts limited partnership ("Boston Equiserve") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"); (ii) a Boston EquiServe affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the Bank shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

          11.  Amendment
               ---------
               This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

          12.  Massachusetts Law to Apply
               --------------------------
               This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

          13.  Force Majeure
               -------------
               In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

          14.  Consequential Damages
               ---------------------
               Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

          15.  Merger of Agreement
               -------------------
               This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

          16.  Disclaimer of Liability
               -----------------------
               Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge
               and agree that, as provided in Section    of the
               Declaration of Trust, this Agreement is executed by the Trustees and/or officers of the Trust by them not individually but as such Trustees and/or officers of the Trustees or Holders or Preferred Holders individually but bind only this estate of the Trust.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                   BLACKROCK MQE INVESTORS

                                   By: /s/ Wesley R. Edens
                                      -----------------------------
                                   Name:   Wesley R. Edens
                                   Title:  Chief Operating Officer

          ATTEST:

          -----------------------

                                   STATE STREET BANK AND TRUST
                                   COMPANY

                                   By: /s/ David M. Elwood
                                      -----------------------------
                                   Name:   David M. Elwood
                                   Title:  Vice President

          ATTEST:

          -----------------------